Exhibit 99
PHILIPS COMPLETES ACQUISITION OF US-BASED COLOR KINETICS, FURTHER STRENGTHENING LEADING POSITION IN LED LIGHTING SYSTEMS, COMPONENTS AND TECHNOLOGIES
August 27, 2007 — Amsterdam, The Netherlands and Burlington, Massachusetts, USA — Royal Philips Electronics (NYSE:PHG, AEX:PHI) today announced it has completed its acquisition of Color Kinetics Incorporated, a leader in designing and marketing innovative lighting systems based on Light Emitting Diode (LED) technology. As a result of the transaction, Color Kinetics will be financially consolidated with immediate effect within the Luminaires business group of Philips’ Lighting division.
The acquisition of Color Kinetics further bolsters Philips’ strong intellectual property portfolio, adding important patents relating to intelligence and control technology for LED lighting. Color Kinetics also has in excess of 15,000 professional installations worldwide and an array of large, industrial customers in professional channels. The acquisition of Color Kinetics builds on the acquisition of Lumileds in 2005, through which Philips ensured a leading position in high-power LEDs, and on the recent acquisition of TIR Systems, which provided Philips with a strong line of fully-integrated Solid State Lighting (SSL)-modules used to deliver integrated lighting products to fixture manufacturers.
For more information, please contact:
Arent Jan Hesselink
Philips Corporate Communications:
Tel: +31 20 59 77415
Email: arentjan.hesselink@philips.com
Felicia Spagnoli
Color Kinetics Corporate Communications
Tel: +1 781 418 9292
Email: fspagnoli@colorkinetics.com
Justine Alonzo
Color Kinetics Investor Relations
Tel: +1 781 418 9272
Email: jalonzo@colorkinetics.com
About Royal Philips Electronics
Royal Philips Electronics of the Netherlands (NYSE: PHG, AEX: PHI) is a global leader in healthcare, lifestyle and technology, delivering products, services and solutions through the brand promise of “sense and simplicity”. Headquartered in the Netherlands, Philips employs approximately 124,300 employees in more than 60 countries worldwide. With sales of EUR 27 billion in 2006, the company is a market leader in medical diagnostic imaging and patient monitoring systems, energy efficient lighting solutions, personal care and home appliances, as well as consumer electronics. News from Philips is located at www.philips.com/newscenter.

About Color Kinetics
Celebrating its 10th anniversary this year, Color Kinetics Incorporated transforms environments through new, dynamic uses of light. Its award-winning lighting systems and technologies apply the benefits of LEDs as a highly efficient, long lasting, environmentally friendly, and inherently digital source of illumination — reinventing light itself as a highly controllable medium. Color Kinetics also enables widespread adoption of LED lighting through OEM and licensing partnerships in diverse markets. The company is headquartered in Burlington, MA with offices in the UK and China. More information is available at www.colorkinetics.com.
Forward-looking statements
This release may contain certain forward-looking statements with respect to the financial condition, results of operations and business of Philips and certain of the plans and objectives of Philips with respect to these items. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future and there are many factors that could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements.
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